Exhibit 12

                           THE NEW YORK TIMES COMPANY

                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratio)
                                   (Unaudited)

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                                                                     For the Three Months Ended          For the Six Months Ended
                                                                    ------------------------------     -----------------------------
                                                                    June 25, 2000    June 27, 1999     June 25, 2000   June 27, 1999
                                                                    -------------    -------------     -------------   -------------
Earnings from continuing operations before fixed charges

Income before income taxes and income from joint ventures             $170,688          $142,020          $310,279        $245,365
Distributed earnings from less than fifty percent owned affiliates       4,642             2,000             7,345           3,475
                                                                      --------          --------          --------        --------
Adjusted pre-tax earnings from continuing operations                   175,330           144,020           317,624         248,840
Fixed charges                                                           21,715            16,011            40,127          30,851
                                                                      --------          --------          --------        --------
Earnings from continuing operations before fixed charges              $197,045          $160,031          $357,751        $279,691
                                                                      ========          ========          ========        ========


Fixed charges

Interest expense                                                      $ 18,331          $ 13,387          $ 34,189        $ 25,723
Portion of rentals representative of interest factor                     3,384             2,624             5,938           5,128
                                                                      --------          --------          --------        --------
Total fixed charges                                                   $ 21,715          $ 16,011          $ 40,127        $ 30,851
                                                                      ========          ========          ========        ========

Ratio of earnings to fixed charges                                        9.07             10.00              8.92            9.07
                                                                      ========          ========          ========        ========

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